Exhibit 10.3

EXECUTION COPY

January 14, 2008

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street

New York, NY  10019

Standstill Agreement

Ladies and Gentlemen:

In connection with the acquisition by one or more affiliates of Kohlberg Kravis Roberts & Co., L.P. ("KKR") (the "Transaction") of convertible notes (the "Notes") issued by Legg Mason, Inc. ("LM") and as a condition to the Company's execution of the Note Purchase Agreement of even date herewith, LM and KKR hereby enter into this letter agreement (this "Agreement") as follows.

KKR agrees, until the later of (1) the date on which no KKR designee serves as a director of LM or (2) such time as neither KKR nor any of its affiliates beneficially owns or Owns any Notes or any shares of LM common stock into which the Notes were converted, that it and its Representatives will not, directly or indirectly, unless consented to in advance by the Chief Executive Officer or the lead independent director of LM: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of LM or any of its affiliates, provided, however, that KKR and its affiliates may acquire beneficial ownership or Ownership of (A) any notes and warrants of LM issued in exchange for the Notes pursuant to the terms of the indenture governing the Notes, (B) common shares of LM issued upon conversion of the notes (either directly or upon the exercise of such warrants), (C) up to 4.4 million common shares of LM (issued upon the automatic conversion of convertible preferred stock of LM) from Citigroup or Citigroup's affiliates and (D) common shares of LM that KKR or its affiliates acquire from LM in connection with any stock split or subdivision of common shares of LM that are already held by them at the time of such acquisition, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving LM, any of its affiliates or any of the assets of LM or its affiliates, (iii) any recapitalization, stock dividend, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LM or any of its affiliates, (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of LM or any of its affiliates or consents to any action from any holder of any voting securities of LM or any of its affiliates or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of LM or (v) at any time when KKR has the right to designate a Board Designee or Board Observer under the Note Purchase Agreement of even date herewith, directly or indirectly, the making of any short sale, the maintenance of any short position, or the establishment or maintenance of any "put equivalent position" (within the meaning of Rule 16a-1 under the Exchange Act) with respect to any securities of LM except for such sales or positions to the extent reasonably estimated to monetize Notes that are converted prior to settlement of such conversion, during the related Conversion Observation Period (as defined in Schedule II to the Note Purchase Agreement); (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) in connection with the voting securities of LM or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of LM or to obtain representation on the board of directors of LM or any committee thereof, other than pursuant to the Note Purchase Agreement dated as of January 14, 2008 among LM, the purchasers named therein and KKR; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (e) request that LM or any of its Representatives amend or waive any provision of this Agreement, or make any public announcement with respect to the restrictions of this Agreement, or take any action which would reasonably be expected to require LM to make a public announcement regarding any potential transaction; or (f) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person or Persons, in connection with any of the foregoing.

The restrictions set forth herein will not apply as to KKR and its affiliates if any of the following occurs (provided that if any event described in this paragraph occurs and, during the twelve-month period following such event, none of the transactions described in clauses (ii), (iii) or (iv) of the definition of Designee Termination Date has occurred, then the restrictions set forth herein will thereafter resume and continue to apply to KKR if a Board Designee is then serving as a member of the board of directors or as a Board Observer of LM):

(i)

a third party who is not an affiliate of KKR (a "Third Party") acquires beneficial ownership of 50% of the outstanding Voting Stock; or

(ii)

LM enters into an agreement pursuant to which a Third Party would acquire all or substantially all of the stock or assets of LM or LM would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the stockholders of LM immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of LM's voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; provided that this clause shall not be applicable after such agreement is terminated.

As used in this Agreement, the term "Person" shall be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, or other entity or group.  As used in this Agreement, the term "affiliate" shall mean any other Person that directly, or indirectly through one or more intermediates, directly or indirectly, controls, is controlled by, or is under common control with, such Person, provided that affiliates of KKR that are not engaged in the private equity business ("Non-Investor Affiliates") shall not be considered "affiliates" of KKR for purposes of this Agreement if any actions taken by them are not taken under the direction of KKR or any of its affiliates (other than Non-Investor Affiliates) or any officer or general partner of KKR or any of its affiliates (other than Non-Investor Affiliates) and if Confidential Information is not made available to such Non-Investor Affiliates or their Representatives; the term "Representatives" shall mean, collectively, a party's directors, officers, affiliates, employees or consultants, to the extent they are acting on such party's behalf; the term "beneficial ownership" or variations thereof, when used with respect to securities, means such term as used in any of Section 13(d) or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder; and the term "Ownership" shall have a corresponding meaning to the term "Owns" under the Note Purchase Agreement.  Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Note Purchase Agreement among Legg Mason, Inc., the Purchasers named therein and, for limited purposes, Kohlberg, Kravis Roberts & Co. L.P (the "Note Purchase Agreement").  For purposes of this Agreement, the "private equity business" shall mean any business that is not engaged solely in the making of passive investments and businesses that are ancillary and not material; provided that any Person that files a Schedule 13D shall be deemed to be in the private equity business.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict any Board Designee of KKR from discussing any Non-Excluded Matters with other board members of LM, and no such discussion by any Board Designee of KKR shall be deemed to be in violation of this Agreement.  For purposes of this Agreement, a "Non-Excluded Matter" shall mean any matter that does not involve, directly or indirectly, KKR or any affiliate or Non-Investor Affiliate thereof.

The terms of this Agreement may be modified or waived only by a separate writing signed by LM and KKR that expressly modifies or waives any such term.

It is understood and agreed that no failure or delay by LM in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Subject to applicable law, each party hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York in the State of New York, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts.  Subject to applicable law, each party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction, in the courts of the State of New York and of the United States of America, in each case located in the County of New York in the State of New York, and (ii) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

KKR acknowledges that LM would be irreparably injured by a breach of this Agreement by KKR, that monetary remedies would be inadequate to protect LM against any actual or threatened breach or continuation of any breach of this Agreement, and, without prejudice to any other rights and remedies otherwise available to LM, KKR agrees to the granting of equitable relief, including injunctive relief and specific performance, in LM's favor without proof of actual damages in the event of KKR's actual or threatened breach of this Agreement.

In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by LM and KKR and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Further, if any term or provision of this Agreement, or any application thereof to any particular set of facts or circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to facts or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had to such extent never been contained herein and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

This Agreement may be signed in one or more counterparts which, when taken together, shall constitute one and the same instrument.

Very truly yours,

LEGG MASON, INC.

By:  /s/ Mark R. Fetting

Name:  Mark R. Fetting
Title:  Senior Executive Vice President

Confirmed and agreed to as of
the date first written above:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: /s/ Scott C. Nuttall

Name:  Scott C. Nuttall
Title:  Member